MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of July 31, 2015 (the “Execution Date”), is entered into between each party holding interests in the Companies (collectively, “Seller”), Cuarto LLC, a limited liability company organized under the laws of the state of Oregon, Quinto LLC, a limited liability company organized under the laws of the state of Oregon, Noveno LLC, a limited liability company organized under the laws of the state of Oregon, Septimo LLC, a limited liability company organized under the laws of the state of Oregon, Primero LLC, a limited liability company organized under the laws of the state of Oregon, Segundo LLC, a limited liability company organized under the laws of the state of Oregon, Sexto LLC, a limited liability company organized under the laws of the state of Oregon, Octavo LLC, a limited liability company organized under the laws of the state of Oregon and LBB LLC, a limited liability company organized under the laws of the state of Oregon (each a “Company” and collectively the “Companies”), LBB Acquisition, LLC, a limited liability company organized under the laws of the state of North Carolina (“Buyer”) and Chanticleer Holdings, Inc., a corporation formed under the laws of the state of Delaware (“Parent”).

RECITALS

WHEREAS, one or more of the Persons comprising Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) in each of the Companies;

WHEREAS, the Companies own and operate the fast casual burger chain under the name “Little Big Burger” (the “Business”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Closing Working Capital” means: (a) the aggregate Current Assets of the Companies, less (b) the aggregate Current Liabilities of the Companies, determined as of the open of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by any of the Companies.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, pursuant to which any Company grants or receives any rights in or to Intellectual Property and to which any Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing and (b) receivables from any of the Companies’ Affiliates, managers, employees, officers or members and any of their respective Affiliates other than receivables arising under the Sublease Agreement dated January 1, 2015 between Noveno LLC and Boxer Ramen LLC (the “Sublease Agreement”), determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” means accrued expenses, but excluding payables to any of the Companies’ Affiliates, managers, employees, officers or members and any of their respective Affiliates other than payables arising under the Sublease Agreement, deferred Tax liabilities and the current portion of long term debt, determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Katherine J. Poppe (“Poppe”) and Micah L. Camden (“Camden”).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, indirect, punitive and special damages, lost profits, lost revenues and the like, except in the case of intentional fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Companies, Buyer or the Parent, as applicable, or (b) the ability of Seller, Buyer or Parent, as applicable, to consummate the transactions contemplated hereby on a timely basis, provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Companies, Buyer or Parent, as applicable, operates; (iii) any changes in financial or securities markets in general; (iv) act of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement except, with respect to the Companies, the failure to obtain any consent in connection with the items set forth in Section 3.05(c) of the Disclosure Schedules; or (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Companies, Buyer or Parent, as applicable, compared to other participants in the industries in which the Companies, Buyer or Parent, as applicable, conducts their business.

“Organizational Documents” means each Company’s articles or certificate of formation or organization, and its limited liability company agreement or operating agreement.

“Partnership Companies” means and includes Cuarto LLC, Quinto LLC, Noveno LLC, Septimo LLC and LBB LLC.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Real Property” means the real property owned, leased or subleased by any of the Companies, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“S Corporation Companies” means and includes Primero LLC, Segundo LLC, Sexto LLC, and Octavo LLC.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, one or more assignments of the Membership Interests to Buyer (collectively, the “Assignment”) and the Leak Out Agreement (as hereinafter defined). Additionally, for purposes of the Buyer, Poppe and Camden only, the term “Transaction Documents” shall also include the Pledge and Security Agreement and Securities Account Control Agreement.

Article II

Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Membership Interests shall be shall consist of following:

(a) Three Million Six Hundred Thousand Dollars ($3,600,000) payable in cash by wire transfer of immediately available funds to an account or accounts provided to the Buyer by the Seller (“Cash Consideration”); provided, however that $200,000 of the Cash Consideration otherwise payable to accounts designated by Poppe and Camden shall be deposited in a cash and securities account in the name of Poppe and Camden and with a financial institution reasonably acceptable to Buyer, Poppe and Camden (the “Cash and Securities Account”) and subject to the terms of the Pledge and Security Agreement and Securities Account Control Agreement (as each such term is defined below); and

(b) The number of shares of Parent’s common stock having a cash value of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Stock Consideration”, and together with the Cash Consideration, the “Purchase Price”), valued at a price per share (the “Stock Consideration Price”) equal to the lesser of (i) $2.43 per share, or (ii) the average closing price per share of the Parent’s common stock for the twenty (20) days during which trading is conducted on the NASDAQ Stock Market immediately prior to the Closing. Notwithstanding anything to the contrary, the aggregate number of shares of Stock Consideration shall not exceed 19.9% of either (a) the total number of shares of Parent’s common stock outstanding on the Execution Date or Closing Date, or (b) the total voting power of Parent’s securities outstanding on the Execution Date or Closing Date that are entitled to vote on a matter being voted on by holders of Parent’s common stock (the “Stock Consideration Cap”). In the event the Stock Consideration at Closing would result in Stock Consideration in an amount in excess of the Stock Consideration Cap, Buyer shall cause Parent to issue to Seller the Stock Consideration up to the Stock Consideration Cap and shall pay the remaining balance of Stock Consideration hereunder (the “Remaining Balance”) in cash, based upon the value of the Stock Consideration as set forth in (i) or (ii) above, as applicable.

The certificates evidencing the Stock Consideration shall bear a legend under the Securities Act of 1933, as amended (the “Securities Act”) relating to the status of the Stock Consideration as restricted securities and will also bear a legend stating:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE OR TRANSFER IS EFFECTIVE UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT, AND IF THE ISSUER REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

Seller covenants and agrees to restrict its sale of the Stock Consideration pursuant to the applicable restrictions set forth in the Leak Out Agreement annexed hereto as Exhibit A (the “Leak Out Agreement”) and the Pledge and Security Agreement and Securities Account Control Agreement (as each such term is defined below).

(c) Buyer shall distribute the Purchase Price to Seller in accordance with the allocations set forth on Annex A, provided, however, that

(i) in the event there is a Remaining Balance, Annex A shall be deemed to be modified such that the reduction in Stock Consideration and increase in Cash Consideration in respect of the Remaining Balance shall be allocated pro rata among the Persons constituting Seller in proportion to the fraction of the Purchase Price allocated to each such Person on the unmodified Annex A,

(ii) to the extent indebtedness of any Company or transaction fees of Seller in respect of the transactions contemplated hereunder are payable at the Closing, such indebtedness and fees shall be paid by Buyer on behalf of the Seller at the Closing, and the Cash Consideration payable to each Person comprising Seller set forth in Annex A shall be reduced pro rata in proportion to the fraction of the Purchase Price allocated to each such Person on the unmodified Annex A,

(iii) Buyer and Parent acknowledge and agree that the portion of the Purchase Price allocable to Quinto LLC will be apportioned and distributed by Poppe and Camden in accordance with the provisions of the Letter Agreement (Quinto) entered into on or before the Closing by and among Little Fry Limited Partnership, Quinto LLC, Rob John Cote, Renee Donna Cote, Gary Byron Rothenberger, Jr., Poppe and Camden (the “Quinto Letter Agreement”), and that the recipients of Stock Consideration under the Quinto Letter Agreement will have registration rights under Section 6.13 of this Agreement, and

(iv) the Cash Consideration shall be paid in accordance with Section 7.03(a), and the Stock Consideration shall be delivered to the account or accounts designated by Seller within two Business Days of the Closing Date; provided, however, that the Stock Consideration otherwise payable to Poppe and Camden shall be delivered to the holder of the Cash and Securities Account and subject to the terms of the Pledge and Security Agreement and Securities Account Control Agreement (as each such term is defined below).

Section 2.03 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least three Business Days before the Closing, Poppe shall prepare and deliver to Buyer a statement setting forth a good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated aggregated balance sheet of the Companies as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of Poppe that the Estimated Closing Working Capital Statement was prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared as of a fiscal year end.

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $185,000 (the “Target Working Capital”). If the Closing Adjustment is less than or equal to ten percent (10%) of the Target Working Capital, then no adjustment to the Cash Consideration shall be required. If the Closing Adjustment is a positive number and exceeds ten percent (10%) of the Target Working Capital, the Cash Consideration shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number and exceeds ten percent (10%) of the Target Working Capital, the Cash Consideration shall be reduced by the amount of the Closing Adjustment.

(b) Post-Closing Adjustment.

(i) Within 30 days after the Closing Date, Buyer or Parent shall prepare and deliver to Poppe a statement setting forth its calculation of Closing Working Capital, which statement shall contain an aggregated balance sheet of the Companies as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer or Parent that the Closing Working Capital Statement was prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared as of a fiscal year end.

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is less than or equal to ten percent (10%) of the Target Working Capital, then no payments shall be required in respect of this Section 2.03(b)(ii). If the Post-Closing Adjustment is a positive number and exceeds ten percent (10%) of the Target Working Capital, Buyer shall pay to Poppe and Camden in equal amounts an aggregate amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number and exceeds ten percent (10%) of the Target Working Capital, Poppe and Camden, in equal amounts, shall pay to Buyer an aggregate amount equal to the Post-Closing Adjustment.

(c) Examination and Review.

(i) After receipt of the Closing Working Capital Statement, Poppe shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Poppe and Poppe’s accountants shall have full access to the books and records of the Companies, the personnel of, and work papers prepared by, Buyer, Parent and the accountants of each to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in the possession of Buyer or Parent) relating to the Closing Working Capital Statement as Poppe may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer, Parent or the Companies.

(ii) On or prior to the last day of the Review Period, Poppe may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Poppe’s objections in reasonable detail, indicating each disputed item or amount and the basis for Poppe’s disagreement therewith (the “Statement of Objections”). If Poppe fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Poppe. If Poppe delivers the Statement of Objections before the expiration of the Review Period, Buyer and Poppe shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been agreed in writing by Buyer and Poppe, shall be final and binding.

(iii) If Poppe and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an impartial firm of independent certified public accountants appointed by Buyer and Poppe (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) The fees and expenses of the Independent Accountant shall be paid by Poppe and Camden in equal amounts, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Poppe and Camden or Buyer, respectively, bears to the aggregate amount actually contested by Poppe and Buyer.

(v) The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account or accounts as is directed by Buyer or Poppe, as the case may be.

(d) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Ruskin Moscou Faltischek, P.C., Uniondale, New York, no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived, as the same may be extended by the mutual agreement of the Buyer and Poppe and subject to Section 9.07 hereof (the day on which the Closing takes place being the “Closing Date”).

Section 2.05 Payment of Sales and Transfer Taxes. Each of Seller and Buyer shall pay one half of any and all sales, use or other transfer taxes payable by reason of the transfer and conveyance of the Membership Interests. The parties will prepare and deliver and if necessary file at or before Closing all transfer tax returns and other filings necessary to vest in the Buyer full right, title and interest in the Membership Interests.

Section 2.06 Tax Matters. The parties agree and acknowledge that the purchase and sale of the Membership Interests in the Partnership Companies pursuant to this Agreement will be treated for US federal and applicable state income Tax purposes, pursuant to Rev Rul 99-6, 1999-1 CB 432, situation 2, as a sale of an interest in a partnership for Seller’s purposes, and as a purchase of all of the assets of the Partnership Companies and an assumption of all of the liabilities of the Partnership Companies for Buyer’s purposes. Seller and Buyer shall make an election under Section 338(h)(10) of the Code and any corresponding or analogous provisions of applicable state, local or foreign tax law with respect to the purchase of the Membership Interests in the S Corporation Companies. The Purchase Price shall be allocated for all Tax and accounting purposes among the Companies, and among the assets of the Companies, in accordance with Section 1060 of the Code and the regulations thereunder as set forth on Annex A and Exhibit A. Neither party shall take any position, on any Tax Return or otherwise, that is inconsistent with such allocation unless expressly required by applicable law.

Article III

Representations and warranties of seller and Companies

Except as set forth in the Disclosure Schedules, each of Poppe and Camden (and, solely with respect to Section 3.01, Sections 3.03(a) and (c), and Section 3.05, each other Person constituting the Seller, but only with respect to himself or herself and his or her Membership Interest), severally, and not jointly, represents and warrants to the Buyer and the Parent, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date), and as of the moment immediately prior to Closing, as follows:

Section 3.01 Organization and Authority of Seller and Companies. Each of Seller and the Companies has full power and authority to enter into this Agreement and the other Transaction Documents to which each of Seller and the Companies are a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and the Companies of this Agreement and any other Transaction Document thereunder and the consummation by Seller and the Companies of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and the Companies. This Agreement has been duly executed and delivered by each of the Seller and the Companies, and (assuming due authorization, execution and delivery by Buyer and Parent) this Agreement constitutes a legal, valid and binding obligation of Seller and the Companies, enforceable against each in accordance with its terms. When each other Transaction Document to which Seller or the Companies is or will be a party has been duly executed and delivered by Seller or the Companies (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller and the Companies, enforceable against it in accordance with its terms.

Section 3.02 Authority and Qualification of the Companies. Each Company is a limited liability company duly organized and validly existing under the Laws of the state of Oregon and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Companies are licensed or qualified to do business. The Companies are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the properties owned or leased by them or the operation of their business as currently conducted makes such licensing or qualification necessary, other than those jurisdictions where the failure to be so licensed or qualified would not have a Material Adverse Effect. All limited liability company actions taken by the Companies in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization.

(a) Except as set forth in Section 3.03 of the Disclosure Schedules, Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in each of the Companies. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b) The Membership Interests were issued in compliance with applicable Laws. Except as set forth in Section 3.03 of the Disclosure Schedules, the Membership Interests were not issued in violation of the Organizational Documents of the Companies or any other agreement, arrangement or commitment to which Seller or any of the Companies is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in any of the Companies or obligating Seller or any of the Companies to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Companies. Other than the Organizational Documents, and except as set forth in Section 3.03 of the Disclosure Schedules, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04 No Subsidiaries. Except as set forth in Section 3.04 of the Disclosure Schedules, no Company owns, or has any interest in any shares or has an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller and the Companies of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or any of the Companies; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any of the Companies; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or any of the Companies is a party or by which Seller or any of the Companies is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Companies; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Companies. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any of the Companies in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements. Complete copies of the Companies’ unaudited financial statements consisting of the balance sheet of the Companies as of December 31, 2014 and the related statements of income and retained earnings for the year then ended and unaudited financial statements consisting of the balance sheet of the Companies as of June 30, 2015 and the related statements of income and retained earnings for the six-month period then ended (collectively, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Companies, and fairly present the financial condition of the Companies as of the respective dates they were prepared and the results of the operations of the Companies for the periods indicated. The balance sheet of the Companies as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Companies as of June 30, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Each Company maintains a standard system of accounting.

Section 3.07 Undisclosed Liabilities. The Companies have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (”Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet or Interim Balance Sheet, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which do not, individually or in the aggregate, exceed $10,000 in amount, and (c) those listed on Section 3.07 of the Disclosure Schedules.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Companies, any: (a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) amendment of the Organizational Documents of the Companies; (c) any capital expenditure or commitment thereof in excess of $25,000 individually or $50,000 in the aggregate, or the making of any loans; (d) any sale, lease, license, Encumbrance or other transfer or disposition of any assets or properties, except in the ordinary course of the Business; (e) any forgiveness or cancellation of any debts or claims; (f) any entry into or commitment to enter into any Material Contract or any change or amendment to any Material Contract, or any entry into any or commitment to enter into any contract with an Affiliate of any Seller; (g) any damage, destruction or loss to the properties or assets owned, leased or used, whether or not covered by insurance, which materially and adversely affected the operations of the Business; (h) any change in its financial or tax accounting principles or methods, or any failure to maintain the books, accounts and records of any Company in the usual, regular and ordinary manner on a basis consistent with prior practice; (i) any acquisition (by merger, consolidation or acquisition of stock or assets) of any business entity or division or significant assets thereof; (j) any failure to use its customary efforts to preserve such Company’s goodwill with suppliers, customers and others with which it has business relationships and to maintain its business, employees, licenses and operations consistent with past practices, other than, in each case or in the aggregate, where such failure would not have a Material Adverse Effect, or (k) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09 of the Disclosure Schedules lists each of the following Contracts of the Companies (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(a) of the Disclosure Schedules and all Companies IP Agreements set forth in Section 3.12(a) of the Disclosure Schedules, being “Material Contracts”): (i) each Contract of the Companies involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Companies without penalty or without more than 30 days’ notice; (ii) all Contracts that provide for the indemnification by the Companies of any Person or the assumption of any Tax, environmental or other Liability of any Person; (iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise); (iv) all broker, distributor, dealer, manufacturer’s Representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Company is a party; (v) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any Company is a party; (vi) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Companies; (vii) all Contracts with any Governmental Authority to which any Company is a party (“Government Contracts”); (viii) all Contracts that limit or purport to limit the ability of any Company to compete in any line of business or with any Person or in any geographic area or during any period of time; (ix) any Contracts to which any Company is a party that provide for any joint venture, partnership or similar arrangement by the Companies; (x) all Contracts between or among any Company on the one hand and Seller or any Affiliate of Seller (other than the Companies) on the other hand; and (xi) any other Contract that is material to the Companies and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Companies party to it in accordance with its terms and is in full force and effect. Except as set forth in Section 3.09(b) of the Disclosure Schedules, none of the Companies or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Companies do not own Real Property. The Companies have a valid leasehold interest in all Real Property and own or have a valid leasehold interest in all personal property associated with the Business and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. Except as set forth in Section 3.10(a) of the Disclosure Schedules, all such properties and assets (including leasehold interests) are free and clear of Encumbrances.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Companies, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. Except as set forth in Section 3.10(b) of the Disclosure Schedules, no Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Companies’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To Seller’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Companies. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition And Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Companies are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Companies, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Companies’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Companies as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. Seller has provided Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. To Seller’s Knowledge, each Company IP Agreement is valid and binding on the Companies in accordance with its terms and is in full force and effect. Neither the Companies nor, to Seller’s Knowledge, any other party thereto, is in material breach of or material default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Companies are the sole and exclusive legal and beneficial (and with respect to the Company IP Registrations, record) owner of all right, title and interest in and to, or otherwise has the valid right to use, all Intellectual Property used in or necessary for the conduct of the Companies’ current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Companies’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Companies’ business or operations as currently conducted.

(e) To Seller’s Knowledge, the Companies’ rights in the Company Intellectual Property are valid, subsisting and enforceable. The Companies has taken all commercially reasonable steps to maintain the validity of the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f) To Seller’s Knowledge, the conduct of the Companies’ business as currently and formerly conducted, and the products, processes and services of the Companies, have not infringed, misappropriated, diluted or otherwise violated, and, to Seller’s Knowledge, do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Companies; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Companies’ rights with respect to any Company Intellectual Property; or (iii) by the Companies or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Companies are not subject to any outstanding or, to Seller’s Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13 Inventory. Except as set forth in Section 3.13 of the Disclosure Schedules, all inventory of the Companies, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth in Section 3.13 of the Disclosure Schedules, all such inventory is owned by the Companies free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Companies.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 3.15 Suppliers. Section 3.15 of the Disclosure Schedules sets forth (i) each supplier to whom the Companies have paid consideration for goods or services rendered in an amount greater than or equal to $25,000 during the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Company has received any notice that any of its Material Suppliers has ceased, or, to Seller’s Knowledge, intends to cease, to supply goods or services to the Companies or to otherwise terminate or materially reduce its relationship with the Companies.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Companies) and relating to the assets, business, operations, employees, officers and managers of the Companies (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect. Since two (2) years prior to the Execution Date, neither the Seller nor any of its Affiliates (including the Companies) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Companies. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Companies) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Companies and are sufficient for compliance with all applicable Laws and Contracts to which the Companies is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders. Except as set forth in Section 3.17 of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Companies affecting any of their properties or assets (or by or against Seller or any Affiliate thereof and relating to the Companies); or (b) against or by the Companies, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may reasonably be expected to give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Companies or any of its properties or assets.

Section 3.18 Compliance With Laws; Permits. The Companies have complied, and are now complying, with all Laws applicable to them or their business, properties or assets in all material respects. All material Permits required for the Companies to conduct their business have been obtained by them and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18 of the Disclosure Schedules lists all current Permits issued to the Companies, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18 of the Disclosure Schedules.

Section 3.19 Environmental Matters. Except as disclosed in Section 3.19 of the Disclosure Schedule, (i) the Companies are in compliance in all material respects with all Environmental Laws, (ii) to Seller’s Knowledge, there are no notices of any suit, litigation, arbitration, hearing, investigation, dispute or other action (whether civil, criminal, administrative or investigative) brought by or before any court, Governmental Authority or arbitration against any Company with respect to any Environmental Laws. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth in this Section 3.19 shall constitute the sole and exclusive representations and warranties made by Seller with respect to environmental matters, and no other representation or warranty contained in any other section of this Agreement, shall be deemed to be made with respect to environmental matters.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20 of the Disclosure Schedules contains a complete and accurate list of each employee benefit plan, program, agreement or arrangement covering employees, former employees or managers of the Companies, or providing benefits to such persons in respect of services provided to the Companies (collectively, the “Benefit Plans”), but excluding normal payroll practices, including the continuation of regular wage payments on account of vacation, holiday, jury duty or other like absence. Section 3.20 of the Disclosure Schedules indicates which of the Benefit Plans is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, and which of the Benefit Plans is subject to Section 302 or Title IV of ERISA. With respect to each Benefit Plan, the Seller heretofore delivered to the Buyer an accurate and complete copy of such Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written plan, an accurate and detailed written description thereof), and, if applicable, (i) any related trust or other funding documents, and (ii) any reports or summaries required under ERISA and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under section 401 of the Code.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Companies as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Companies for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Companies with respect to any compensation, commissions or bonuses.

(b) No Company is, nor has ever been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not ever been, any Union representing or purporting to represent any employee of the Companies, and to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Companies or any of their employees. The Companies have no duty to bargain with any Union.

(c) Except as set forth in Section 3.21(c) of the Disclosure Schedules, the Companies are and have been in compliance with all applicable Laws pertaining to employment and employment, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Companies as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are no Actions against the Companies pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of the Companies, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Companies have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Companies (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Companies have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Companies do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Companies.

(e) Section 3.22(e) of the Disclosure Schedules sets forth: (i) those years for which examinations by the taxing authorities have been completed; and (ii) those taxable years for which examinations by taxing authorities are presently being conducted.

(f) All deficiencies asserted, or assessments made, against the Companies as a result of any examinations by any taxing authority have been fully paid.

(g) No Company is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(h) Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Companies for all Tax periods ending after December 31, 2014.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Companies.

(j) No Company is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

Section 3.23 Books and Records. The minute books of the Companies have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Companies.

Section 3.24 Brokers’ Fees and Commissions. Except as set forth on Section 3.24 of the Disclosure Schedules, neither the Companies nor any of their shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and such no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

Section 3.25 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV

Representations and warranties of buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of North Carolina, with all requisite power and authority and legal right to own assets, to lease properties, and to conduct its business as presently conducted. The Buyer has delivered to the Seller true and complete copies of the Buyer’s Articles of Formation, and all amendments thereto, and the Buyer’s limited liability company operating agreement, and all amendments thereto, and each as so delivered is in full force and effect. Buyer is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts its business, other than those jurisdictions where the failure to be so licensed or qualified would not have a Material Adverse Effect.

Section 4.02 Authorization. The Buyer has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and each other Transaction Document to which Buyer is or will be a party by the Buyer and the performance by the Buyer of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, or similar laws relating to creditors’ rights and remedies generally. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.03 No Violation. Neither the execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Buyer, nor the performance by the Buyer of its obligations hereunder and thereunder, will: (a) violate or result in any breach of any provision of the Buyer’s Articles of Formation or limited liability company operating agreement; or (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Buyer.

Section 4.04 Consents and Approvals. Except as listed on Section 4.04 of the Disclosure Schedules, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for the Buyer’s consummation of the transactions contemplated herein. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Buyer, the performance of its obligations hereunder and thereunder and the consummation of the transaction contemplated herein will not constitute or result in (A) a breach or violation of, or a default under, the Buyer’s Certificate of Formation or limited liability company operating agreement; (B) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on, any of the assets of Buyer (with or without notice, lapse of time or both) pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon Buyer, or (C) conflict with, breach or violate any Law applicable to Buyer or by which its properties are bound or affected, except, in each case, for such violations, defaults or impositions that would not have a Material Adverse Effect.

Section 4.05 Brokers’ Fees and Commissions. Except as set forth on Section 4.05 of the Disclosure Schedule, neither the Buyer nor any of its shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and such no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07 Untrue or Misleading Statements. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

Article V

Representations and warranties of Parent

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Buyer, jointly and severally, represent and warrant to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to lease its properties and to conduct its business as it is presently conducted. The Parent is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts its business. The Parent has delivered to the Seller true and complete copies of the Parent’s Certificate of Incorporation and bylaws, and all amendments thereto, and each as so delivered is in full force and effect.

Section 5.02 Authorization. The Parent has full power and authority to execute and deliver this Agreement and perform the transactions contemplated by this Agreement. The Parent’s execution and delivery of this Agreement and each other Transaction Document to which Parent is or will be a party, its performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein have been duly authorized by all requisite action, including, without limitation, by the Parent’s board of directors. This Agreement has been duly and validly executed and delivered by the Parent and constitutes the legal, valid and binding obligation of the Parent, enforceable in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors’ rights and remedies generally. When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms.

Section 5.03 Valid Issuance. The Stock Consideration to be issued to the Seller at the Closing pursuant to Section 2.02 hereof, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable and will not be subject to any option, call, preemptive, subscription or similar rights under any provision of applicable Law, the Parent’s Certificate of Incorporation and bylaws, any stockholder or other agreement and will be free and clear of all Encumbrances. Upon issuance, the Stock Consideration will not be subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests, except for restrictions pursuant to applicable Laws and the Leak Out Agreement. Upon consummation of the transactions contemplated herein, Seller will acquire good and valid title to the Stock Consideration.

Section 5.04 Consents and Approvals. Except as listed on Section 5.04 of the Disclosure Schedules, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for the Parent’s consummation of the transactions contemplated herein. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Parent, the performance of its obligations hereunder and the consummation of the transaction contemplated herein will not constitute or result in (A) a breach or violation of, or a default under, the Parent’s Certificate of Incorporation and bylaws; (B) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on, any of the assets of Parent (with or without notice, lapse of time or both) pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon Parent; (C) conflict with, breach or violate any Law applicable to Parent or by which its properties are bound or affected, except, in each case, for such violations, defaults or impositions that would not have a Material Adverse Effect; or (D) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to Parent.

Section 5.05 Brokers’ Fees and Commissions. Except as set forth on Section 5.05 of the Disclosure Schedule, neither the Parent nor any of its directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

Section 5.06 Capitalization. As of the date of this Agreement, the Parent is authorized to issue 45,000,000 shares of common stock, of which 14,237,581 shares are issued and outstanding as of immediately prior to the Closing. All issued and outstanding shares of capital stock of the Parent have been duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws concerning the issuance of securities. At the Closing, Parent will have sufficient authorized but unissued shares or treasury shares of the Parent’s common stock for Buyer and Parent to meet their obligations to deliver the Stock Consideration under this Agreement. Parent owns all of the Equity Interests of the Buyer. “Equity Interests” means (i) any capital stock of a corporation, any partnership interest, any limited liability company interest or any other equity interest; (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for, any such stock, equity interest or security referred to in clause (i); (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii); and (iv) any contract to grant, issue, award, convey or sell any of the foregoing.

Section 5.07 Dividends and Repurchases. Since December 31, 2014 and through the date hereof, Parent has not made any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of the Parent’s common stock or any repurchase or other acquisition by Parent of any outstanding shares of Parent’s common stock or any agreement or other commitment related to any of the foregoing.

Section 5.08 Absence of Certain Changes. Since December 31, 2014 and prior to the date hereof, Parent has conducted its business only in, and has not engaged in any material transaction other than in accordance with, the ordinary course of such business consistent with past practice, and there has not been any: (i) merger or consolidation between Parent or any of its subsidiaries with any other Person, except for any such transactions among wholly-owned subsidiaries of Parent, or any restructuring, reorganization or complete or partial liquidation or similar transaction or the entry into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses; (ii) material damage, destruction or other casualty loss with respect to any material asset, or property otherwise used by Parent or any of its subsidiaries, whether or not covered by insurance which is expected to have, either individually or in the aggregate, a Material Adverse Effect on the Parent’s business; (iii) material change in any method of financial accounting or accounting practice by the Parent or any of its subsidiaries, except for any such change required by changes in GAAP or applicable Law; (iv) agreement to do any of the foregoing; or (vii) any effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Parent or any of its subsidiaries, or (b) the ability of Parent or Buyer to consummate the transactions contemplated hereby on a timely basis.

Section 5.09 Parent SEC Reports; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act of 1934, as amended (the “1934 Act”) (and the rules promulgated by the SEC thereunder) including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the 1934 Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable Law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). As of their respective dates, the financial statements of Parent included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Parent is subject to the reporting requirements of the 1934 Act.

Section 5.10 Sufficiency of Funds. On August 14, 2015 and continuously through the Closing, Parent shall have sufficient cash (or other sources of immediately available funds) on hand to either make payment of the Cash Consideration on behalf of Buyer, or contribute to Buyer to enable Buyer to make payment of the Cash Consideration, in either case enabling Buyer to consummate the transactions contemplated by this Agreement.

Article VI

Covenants

Section 6.01 Conduct of the Business Prior to the Closing. During the period from the Execution Date and continuing until the Closing Date, Seller agrees that, except as expressly contemplated or permitted by this Agreement or to the extent that the Buyer shall otherwise consent in writing, Seller shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted in all material respects. Without limiting the generality of the foregoing, prior to the Closing, and except as expressly contemplated or permitted by this Agreement, the Seller will not, without the prior written consent of the Buyer, take any action that would cause the representations and warranties set forth in Section 3.08 to be untrue.

Section 6.02 Access to Information. During the period from the Execution Date and continuing until the Closing, at all reasonable times during regular business hours and without causing unreasonable disruption to the Business, the Seller shall give the Buyer and its authorized Representatives full access to all personnel, offices and other facilities, and to all books and records of the Sellers (including, without limitation, Tax Returns and accounting work papers) and will permit the Buyer to make, and will fully cooperate with regard to, such inspections in order to conduct, among other things, interviews of individuals and visual inspections of facilities as the Buyer may reasonably require and will fully cooperate in such interviews and inspections and will cause the Sellers’ officers to furnish to the Buyer such financial and operating data and other information with respect to the Business as the Buyer may from time to time reasonably request.

Section 6.03 Maintenance of Employee and Customer Relations. During the period from the Execution Date and continuing until the Closing, the Companies and the Seller shall use reasonable commercial efforts to retain the services and goodwill of the employees of the Business and to maintain the goodwill of its customers, and shall not take, nor permit any manager, officer, employee, agent or independent contractor of the Seller to take, any action with respect to its customers, which action is intended to cause its customers to terminate or substantially diminish their business dealings with the Sellers which action is in contravention of the foregoing requirements. The foregoing notwithstanding, the Companies may terminate any employee, agent or independent contracts in the ordinary course of business.

Section 6.04 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable (except, with respect to Seller and the Companies, matters requiring the payment of cash or other consideration to any Person) under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, fulfillment of the Conditions of Closing set forth in Article VII hereof. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement including, without limitation, the execution of additional instruments, the proper officers and directors of the Buyer and the Seller shall take all such necessary action.

Section 6.05 Consents and Approvals. The parties hereto each will cooperate with one another and use all reasonable efforts (except, with respect to Seller and the Companies, matters requiring the payment of cash or other consideration to any Person) to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated herein. In connection therewith, Buyer and Parent shall take all reasonable actions to cause Poppe and Camden to be released from their guaranties of the obligations of the Companies under the real property leases set forth in Section 3.09 of the Disclosure Schedules (the “Leases”). Buyer and Parent acknowledge and agree that the “reasonable actions” described in the immediately prior sentence shall include the execution and delivery by Parent of one or more guaranties, on reasonable commercial terms determined by Parent in its reasonable discretion, of such obligations, if so requested by any landlord under the Leases.

Section 6.06 Public Announcements. Except as may be required by applicable law or based upon the advice of counsel that such disclosure is required under applicable securities laws, the Buyer and Poppe will consult with each other and will mutually agree upon the content and timing of any press releases or other public statements with respect to the transactions contemplated by this Agreement and Buyer and Seller shall not issue any such press release or make any such public statement prior to such consultation and agreement. Notwithstanding the foregoing, Buyer and Seller agree and acknowledge that Parent shall file a Current Report on Form 8-K with the Securities and Exchange Commission within four (4) business days from the execution of this Agreement which shall contain an announcement of the transactions contemplated by this Agreement and shall include a copy of this Agreement as an exhibit thereto.

Section 6.07 Confidentiality. Neither the Buyer nor the Seller shall use, publish, or disclose to any other person any confidential or proprietary information relating to the Business or the transactions contemplated by this Agreement; provided, however, that the foregoing restrictions shall not apply to information: (a) that is necessary to enforce the rights of the Seller under, or defend against a claim asserted under, this or any other agreement with the Buyer or Parent, (b) that is necessary or appropriate to disclose to any Governmental or Regulatory Authority having jurisdiction over the Seller, or as otherwise required by law, (c) that becomes generally known other than through a breach of any obligation of confidentiality by Seller or Buyer, or (d) that is necessary or appropriate in the ordinary course of each of the Seller’s business. The Buyer acknowledges that the Seller, and the Seller acknowledges that the Buyer, does not have an adequate remedy at law for the breach of this Section 6.07 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

Section 6.08 Disclosure Supplements. Prior to the Closing, each party to this Agreement will promptly supplement or amend the Disclosure Schedules with respect to any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. Solely for purposes of determining the accuracy of the representations and warranties of the Seller contained in Article III hereof in determining satisfaction of the conditions to closing set forth in Section 7.02 hereof, the Disclosure Schedules delivered by the Sellers shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

Section 6.09 Restrictions on Transfer. The Seller agrees that prior to a termination under this Agreement pursuant to Section 9.07 and Section 9.08 hereof, it will not directly or indirectly sell, assign, transfer, give, pledge, encumber or otherwise dispose of any portion of the assets of the Business (other than in the ordinary course) or the Membership Interests and the Seller further agrees not to enter into any agreement relating to these matters or to conduct any discussions related to any of these matters. The foregoing sentence notwithstanding, Poppe and Camden may take all actions necessary or convenient to effect the assignment and transfer of Membership Interests from Poppe to Camden in accordance with the Stipulated General Judgment of Dissolution of Marriage in In the Matter of the Marriage of: Katherine Jane Camden and Micah Lael Camden, Case No. 15DR09647, dated July 17, 2015.

Section 6.10 No Solicitation of Transaction. The Seller shall not, and shall use its best efforts to cause its Representatives not to, directly or indirectly, take any of the following actions with any person other than the Buyer without the prior written consent of the Buyer: (A) solicit, initiate, facilitate, engage in or encourage, or furnish information with respect to the Seller, in connection with, any inquiry, proposal or offer with respect to any merger, consolidation or other business combination involving the Seller or the acquisition of all or a substantial portion of the assets of, or any securities of, the Seller (an “Alternative Transaction”); (B) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third party with respect to any Alternative Transaction; or (C) enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or requiring the Seller to abandon, terminate or refrain from consummating a transaction with the Buyer. In addition to the other obligations under this Section 6.10, Seller shall promptly (and in any event within two Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal and the material terms and conditions of such request, Acquisition Proposal or inquiry. Seller agrees that the rights and remedies for noncompliance with this Section 6.10 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.11 No Trading. To Seller’s Knowledge, none of Companies’ members, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with them, shall engage at or prior to Closing, nor has engaged, in any transactions in the securities of the Parent (including, without limitation, any short sales involving any of Parent’s securities) since the time that the Seller was first contacted by the Parent, any of Parent’s Representatives or any other person regarding Buyer’s acquisition of the Membership Interests.

Section 6.12 Financial Statements. Seller shall reasonably assist Parent in the preparation of audited financial statements by PCAOB approved auditors selected and engaged by Parent relating to the Financial Statements, at Buyer’s sole expense, with such audited financial statements being completed no later than sixty (60) days after the Closing. Seller shall provide any and all information reasonably requested by Parent and reasonably available, or that may become reasonably available, to Seller in order to assist the Parent in filing a Current Report on Form 8-K which shall include the Companies’ financial statements to be audited by Buyer at its expense after Closing.

Section 6.13 Registration Rights.

(a) Parent shall file a registration statement on Form S-3, or in the event the Parent is not eligible to use Form S-3, on Form S-1 (the “Registration Statement”) within twenty (20) days of the Closing Date for the purpose of registering under the Securities Act the resale of all, or such portion as permitted by SEC Guidance (and Parent shall use its best efforts to advocate with the SEC for the registration of all or the maximum number of shares of the Stock Consideration as permitted by SEC Guidance) of the Stock Consideration by, and for the account of, the Seller as a selling stockholder thereunder (including after giving effect to Section 2.02(c)(iii)), that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415; provided, however that the Seller and all applicable selling stockholders under such Registration Statement shall have provided responses to questionnaires provided by the Company relating to the registration of the Stock Consideration, and provided further, that if the Registration Statement provides for the registration of less than all of the Stock Consideration, Parent shall include in such Registration Statement (and any subsequent registration statement registering shares of the Parent’s capital stock), as first priority, the Stock Consideration, before including any other shares of the Parent’s capital stock. Parent shall use its best efforts to cause such Registration Statement to be declared effective by the SEC under the Securities Act as promptly as practicable after the filing thereof. For purposes of this Section 6.13, SEC Guidance means (i) any publicly-available written guidance, or rule of general applicability of the SEC staff, or (ii) oral or written comments, requirements or requests of the SEC staff to the Company in connection with the review of a Registration Statement.

(b) Parent shall be required to keep the Registration Statement current and effective until such date that is the earlier of (the “Effectiveness Period”) (i) the date as of which Seller as a selling stockholder thereunder may sell all of the Stock Consideration without restriction pursuant to Rule 144, or (ii) the date when all of the Stock Consideration shall have been sold, or (iii) two (2) years from the effective date of the Registration Statement. Thereafter, Parent shall be entitled to withdraw such Registration Statement and the Seller shall have no further right to offer or sell any of the Stock Consideration pursuant to the Registration Statement (or any prospectus relating thereto).

(c) Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of shares of Parent’s capital stock to be registered in the Registration Statement (and Parent has used its best efforts to advocate with the SEC for the registration of all or the maximum number of shares of Stock Consideration), the number of shares of Parent common stock represented by the Stock Consideration to be registered on such Registration Statement will be reduced on a pro rata basis among the Persons constituting Seller based on the total number of unregistered shares held by such Sellers. The Parent shall file a new registration statement as soon as reasonably practicable covering the resale by the Sellers of not less than the number of shares of such Stock Consideration that are not registered in the Registration Statement.

(d) Seller agrees to cooperate with the Parent as reasonably requested by the Parent in connection with the filing of the Registration Statement, unless Seller has notified the Parent in writing that such Seller elects to exclude all of its Stock Consideration from such Registration Statement.

(e) All expenses incurred by Parent in complying with its obligations pursuant to this Section 6.13 and in connection with the registration and disposition of the Stock Consideration shall be paid by Parent, including, without limitation, all (i) registration and filing fees (including, without limitation, any fees relating to filings required to be made with any securities exchange or over-the-counter trading market on which the Stock Consideration is listed or quoted); (ii) expenses of any audits incident to or required by any such registration; (iii) fees and expenses of complying with securities and “blue sky” laws; (iv) fees and expenses of Parent’s counsel and accountants; and (v) Financial Industry Regulatory Authority, Inc. filing fees (if any).

(f) Parent hereby indemnifies and holds harmless, to the fullest extent permitted by law, Seller and Seller’s officers, directors, managers, members, partners, and Affiliates, and each underwriter, broker or any other Person acting on behalf of such Seller, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any filing made in connection therewith or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to Parent by Seller expressly for use therein or by Seller’s failure to deliver a copy of the Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered). This indemnity shall be in addition to any liability Parent may otherwise have.

(g) Seller hereby indemnifies and holds harmless, Parent, each director of Parent and each officer of Parent who shall sign the Registration Statement against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement or any filing made in connection therewith or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by Seller; provided, that the obligation to indemnify shall be several, not joint and several, for each Person constituting Seller and shall not exceed an amount equal to the net proceeds (after commissions or discounts) actually received by such Person from the sale of Stock Consideration pursuant to such Registration Statement. This indemnity shall be in addition to any liability Seller may otherwise have.

(h) In the event of Parent’s material noncompliance with its obligations under this Section 6.13 (a “Registration Breach”), Parent shall pay to Poppe and Camden in equal amounts an aggregate amount equal to $500 for each day a Registration Breach continues (the “Liquidated Damages”). The parties intend that the Liquidated Damages constitute compensation, and not a penalty. The parties acknowledge and agree that Seller’s harm caused by a Registration Breach would be impossible or very difficult to accurately estimate as of the Execution Date, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from a Registration Breach. Parent’s payment of the Liquidated Damages is in addition to any other remedy that Seller may have under this Agreement or applicable Law. Notwithstanding the foregoing, no Liquidated Damages shall be owed to Poppe and Camden with respect to any period during which the Stock Consideration may be sold by Seller under Rule 144 or, to the extent Parent has previously paid to Poppe and Camden an aggregate of Liquidated Damages equal to or in excess of 100% of the value of the Stock Consideration as of the Closing Date.

Section 6.14 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.15 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly, but in no event later than four (4) business days, notify Buyer in writing of: (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and such requirement is not already disclosed by Seller in the Disclosure Schedules; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or any Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.15 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.16 Non-Solicitation.

(a) For a period of 1 year commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Companies or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employee; provided, that nothing in this Section 6.16(a) shall prevent Seller or any of its Affiliates from hiring or employing (i) any employee whose employment has been terminated by the Companies or Buyer; (ii) after 30 days from the date of termination of employment, any employee whose employment has been terminated by the employee; or (iii) any employee listed in Section 6.16 of the Disclosure Schedules.

(b) Seller acknowledges that a breach or threatened breach of this Section 6.16 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c) Seller acknowledges that the restrictions contained in this Section 6.16 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.16 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.16 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.17 Other Covenants.

(a) After the Closing, Buyer and Parent shall reasonably cooperate, at Seller’s expense, with Seller’s defense of the Action set forth on Section 3.17 of the Disclosure Schedules (the “Employment Litigation”) and all matters related thereto and arising therefrom, including without limitation providing all information relating to the Employment Litigation reasonably requested by Seller or its Representatives and reasonably available to Parent or Buyer, and causing the Representatives of Buyer and Parent to take part in matters related to the Employment Litigation (including without limitation depositions and court hearings) upon Seller’s request at all reasonable times.

(b) Buyer and Parent, based on their reasonable determination, shall, at Seller’s expense, seek payment under all insurance policies in favor of any Company for which such Company may reasonably be entitled to payment in respect of or in connection with the Employment Litigation (the “Employment Insurance Policies”). Buyer and Parent hereby grant Seller the right, in the name of and on behalf of any Company and at Seller’s sole discretion and expense, to bring suit claiming a right to such payment under the Employment Insurance Policies against any party. In the event of the receipt by the Companies, Parent or Buyer of insurance proceeds in respect of or in connection with the Employment Litigation following the Closing Date, the recipient shall promptly pay over such proceeds to Poppe and Camden in equal amounts.

(c) Buyer and Parent shall cause the Companies to execute and deliver a joint defense letter, reasonably acceptable to Buyer, Parent, Poppe, Camden and their Representatives, permitting Stoel Rives LLP to jointly represent Poppe, Camden and the Companies after the Closing with respect to the Employment Litigation, and providing for Poppe and Camden to control the defense, settlement and other post-Closing actions taken in connection with the Employment Litigation.

Section 6.18 Appointment of Seller Representatives. Each Person comprising Seller hereby appoints Poppe and Camden to serve as the seller representative to act on their collective behalf with respect to all matters within the scope of this Agreement, and Poppe and Camden hereby accept such appointment. All decisions of Poppe and Camden with respect to the subject matter of this Agreement shall be binding on each person comprising Seller.

Article VII
Conditions to closing

Section 7.01 Conditions to Each Party’s Obligations under this Agreement. Each party’s obligations under Article II of this Agreement shall be subject to each of the parties having obtained any and all approvals, consents, licenses, permits and authorizations from Governmental Authorities, if any, in form and substance satisfactory to the other Party, necessary to permit such party to perform its obligations hereunder, to consummate the transactions contemplated herein, and to continue to conduct the Business as presently conducted and in accordance with applicable Law.

Section 7.02 Conditions to the Obligations of the Buyer. The Buyer’s obligations under this Agreement shall be further subject to the satisfaction or to the waiver by the Buyer of the following conditions precedent:

(a) Performance of Obligations of Sellers. Each of the Seller’s pre-Closing obligations shall have been duly performed in all material respects, and each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects, as of the Execution Date and as of the Closing as if made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), except where such failure to perform or be true and correct shall not have a Material Adverse Effect.

(b) Member’s Certificate. The Buyer shall have received from Poppe in her capacity as a Member of each of the Companies, in a form reasonably satisfactory to the Buyer, a certificate enclosing the filed Articles of Organization and limited liability company operating agreement of each such Person, and if requested by Buyer, a resolution authorizing all of the transactions contemplated herein by each Seller, and evidence of valid existence of each Company dated as of a date reasonably close to the Closing Date.

(c) Closing Certificate. The Buyer shall have received a certificate from Poppe and Camden, in a form reasonably satisfactory to the Buyer, that the representations and warranties of the Seller set forth in Article III hereof are true and accurate as of the Execution Date and as of the Closing Date.

(d) Financial Statements. The Seller shall have delivered to the Buyer the Financial Statements.

(e) Leak Out Agreement. Each Person comprising Seller shall have duly executed a Leak Out Agreement.

(f) Contract Consents. Any and all requisite consents, waivers or authorizations from third parties with respect to Material Contracts required for the transaction contemplated by this Agreement shall have been obtained without any adverse effect on the terms of such contracts.

(g) Other Documents. The Buyer shall have received any such other documents or other materials it may reasonably request to consummate the transactions contemplated herein.

(h) Assignment. Buyer shall have received the Assignment, executed by Seller, in form and substance reasonably satisfactory to Buyer.

(i) Regulatory Approval. Parent shall have received approval of the transactions contemplated by this Agreement, if required, by Nasdaq.

(j) Pledge and Security Agreement. Poppe and Camden shall have duly executed a pledge and security agreement, in form and substance reasonably acceptable to Buyer, Poppe and Camden, granting a security interest in favor of Buyer in the Cash and Securities Account and securing the obligations of Poppe and Camden under Section 8.02(b) (the “Pledge and Security Agreement”).

(k) Securities Account Control Agreement. Poppe, Camden and the holder of the Cash and Securities Account shall have duly executed a securities account control agreement, in form and substance reasonably acceptable to Buyer, Poppe and Camden (the “Securities Account Control Agreement”), perfecting Buyer’s security interest in the Cash and Securities Account and providing that, without Buyer’s written consent, (i) Poppe and Camden shall not transfer cash or securities from the Cash and Securities Account other than to satisfy their payment obligations under Section 8.02(b) until such time as a settlement order or judgment has been entered by a court of competent jurisdiction with respect to the Employment Litigation (the “Employment Litigation Order”), and (ii) Seller Indemnitors may, after the entry of the Employment Litigation Order but prior to Seller Indemnitors’ full discharge of their payment obligations under Section 8.02(b), make such transfers, but only (y) to satisfy their payment obligations under Section 8.02(b) or (z) if not to satisfy their payment obligations under Section 8.02(b), to the extent that the cash balance in the Cash and Securities Account after giving effect to such transfer will be equal to or greater than the amount remaining payable by defendants under the Employment Litigation Order or pursuant to Section 8.02(b).

Section 7.03 Conditions to the Obligations of the Seller. The Sellers’ obligations under Article II of this Agreement shall be further subject to the satisfaction or to the waiver by the Seller of the following conditions precedent:

(a) Purchase Price. Seller shall have received (i) the Cash Consideration (plus the Remaining Balance, if any) by wire transfer in immediately available funds to the account or accounts designated by Seller pursuant to Section 2.02 above or to the Cash and Securities Account, as applicable, and (ii) evidence of instructions for delivery of the Stock Consideration (adjusted for the Remaining Balance, if any) to the account or accounts designated by Seller or to the Cash and Securities Account, as applicable.

(b) Performance of Obligations of the Buyer. Each of the pre-Closing obligations of the Buyer and the Parent shall have been duly performed, and the representations and warranties of the Buyer and the Parent contained in this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date).

(c) Secretary’s Certificates. The Seller shall have received from the Secretary of the Buyer and from the Secretary of the Parent, in a form reasonably satisfactory to the Seller, certificates enclosing the filed Article of Incorporation or Articles of Organization and bylaws or limited liability company operating agreement (in each case, as applicable) of Buyer and of Parent, the resolutions authorizing all of the transactions contemplated herein, and good standing certificates of the Buyer and the Parent, respectively, dated as of a date reasonably close to the Closing Date.

(d) Officer’s Certificates. The Seller shall have received certificates from an officer of the Buyer and from an officer of the Parent, respectively, in a form reasonably satisfactory to the Seller, that the representations and warranties of the Buyer and Parent set forth in Article IV and Article V hereof are true and accurate as of the execution hereof and as of the Closing Date

(e) Other Documents. The Seller shall have received from the Buyer any such other documents or other materials as the Seller may reasonably request to consummate the transactions contemplated herein.

(f) Pledge and Security Agreement. Buyer shall have duly executed the Pledge and Security Agreement.

(g) Securities Account Control Agreement. Buyer and the holder of the Cash and Securities Account shall have duly executed the Securities Account Control Agreement.

Article VIII
Indemnification

Section 8.01 Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that the representations and warranties contained herein shall be fully effective and enforceable only for a period of eighteen (18) months following the Closing Date, and shall thereafter be of no further force or effect, provided further, that the representations and warranties in (i) Section 3.01, Section 3.02, Section 3.24, Section 4.01, Section 4.02, Section 4.05, Section 5.01, Section 5.02, Section 5.03 and Section 5.05 shall survive indefinitely, (ii) Section 3.19 shall survive for a period of five (5) years after the Closing, and (iii) Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. The representations, warranties, covenants, and agreements contained in this Agreement or in any certificate, schedule, document, or other writing delivered by or on behalf of any party pursuant hereto shall not be affected by any investigation, verification, examination or knowledge acquired or capable of being acquired by any other party hereto or by any person acting on behalf of any such other party.

Section 8.02 Indemnification of the Buyer.

(a) From and after the Closing, Poppe and Camden (“Seller Indemnitors”), jointly and severally, agree to indemnify, defend and hold harmless the Buyer and the Parent and their respective directors, officers, employees, owners, agents and Affiliates and their successors and assigns or heirs and personal Representatives, as the case may be (each a “Buyer Indemnified Party”) from and against, and to promptly pay to or reimburse a Buyer Indemnified Party for any and all Losses sustained by such Buyer Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Seller; (b) any Losses relating to the Employment Litigation to the extent not covered under the Employment Insurance Policies; or (c) any Tax liability of the Companies for periods ending on or prior to the Closing Date.

(b) Notwithstanding anything contained herein to the contrary, for purposes of the Employment Litigation, the Seller Indemnitors shall be solely responsible for the direct payment of all Losses relating to the Employment Litigation as they are incurred, to the extent not covered by the Employment Insurance Policies, including but not limited to attorney’s fees, court costs, settlement awards and the like. Upon receipt of notice from any party of the requirement to pay for any Losses relating to the Employment Litigation, the Seller Indemnitors shall remit necessary payment, in cash from the Cash and Securities Account or otherwise in cash at the Sellers sole discretion.

Section 8.03 Indemnification of the Seller. From and after the Closing, the Buyer and Parent, jointly and severally, agree to indemnify, defend and hold harmless each Person comprising the Seller and the successors and assigns or heirs and personal Representatives of each, as the case may be (each, a “Seller Indemnified Party”) from and against, and to promptly pay to or reimburse a Seller Indemnified Party for, any and all Losses sustained by such Seller Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Buyer or Parent contained herein, and (b) to the extent not released from any guaranty in respect of the Companies’ obligations under the Leases, any Losses relating to the Leases with respect to the period from and after the Closing Date.

Section 8.04 Indemnification Procedure for Third Party Claims Against Indemnified Parties.

(a) Notice. With respect to any matter for which indemnification is claimed pursuant to Section 8.02, the Buyer Indemnified Party will notify the Seller Indemnitors in writing promptly after becoming aware of such matter. With respect to any matter for which indemnification is claimed pursuant to Section 8.03, the Seller Indemnified Party will notify the Buyer in writing promptly after becoming aware of such matter. A failure or delay to promptly notify an indemnifying party of a claim will only relieve such indemnifying party of its obligations pursuant to this Article VIII to the extent, if at all, that such party forfeits rights or defenses by reason of such failure or delay.

(b) Defense of Claim. Promptly after receipt of any notice pursuant to Section 8.4(a) and also with respect to the Employment Litigation, the indemnifying party shall defend, contest, settle, compromise or otherwise protect the indemnified party against any such claim for Losses at the indemnifying party’s own cost and expense. Each indemnified party will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; provided, however, that the indemnifying party will be entitled to control the defense, settlement and other actions taken in connection with its indemnification obligation unless the indemnified party has relieved the indemnifying party in writing from liability with respect to the particular matter. The indemnified party shall reasonably cooperate with the indemnifying party’s requests, and at the indemnifying party’s expense (including, but not limited to, indemnifying party’s paying or reimbursing the indemnified party’s reasonable attorneys’ fees and investigation expenses), concerning the defense of the claim for Losses. The indemnifying party shall include the indemnified party in any settlement discussions.

(c) Failure to Defend. If the indemnifying party does not timely defend, contest or otherwise protect against a claim for Losses after receipt of the required notice, the indemnified party will have the right, but not the obligation, to defend, contest or otherwise protect against same, make any compromise or settlement therefor, and seek indemnification for the entire cost therefor from the indemnifying party, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation and Losses.

Section 8.05 Certain Limitations and Related Matters. The indemnification provided for in Section 8.02 shall be subject to the following limitations:

(a) Seller Indemnitors shall not be liable to any Buyer Indemnified Party for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds one half of one percent (0.5%) of the Purchase Price (the “Threshold”), in which event Seller Indemnitors shall each pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller Indemnitors shall be liable pursuant to Section 8.02 shall not exceed fifty percent (50%) of the Purchase Price (the “Cap”), provided, however that the Cap and Threshold shall not apply to (i) any Losses sustained by Buyer or Parent relating to the Employment Litigation and Seller Indemnitors shall each indemnify Buyer or Parent for any and all Losses relating to the Employment Litigation; and (ii) any Losses sustained by Buyer or Parent relating to any Tax liabilities of the Companies for periods ending on or prior to the Closing Date (Section 8.05(a)(i) and (ii) collectively referred to as the “Cap Excluded Items”).

(b) Payments pursuant to the indemnification provisions of this Agreement shall be limited to the amount of any Losses remaining after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the indemnified party or its Affiliates in respect of any such claim. The indemnified party shall use, and shall cause its Affiliates to use, commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. None of Buyer, Parent or the Companies shall take any action to terminate or impair the Employment Insurance Policies. Upon satisfaction in full of Seller Indemnitors’ indemnification obligations in respect of the Employment Litigation, Seller Indemnitors shall each be entitled to retain 50% of (i) the remaining proceeds paid or payable under such Employment Insurance Policies, and (ii) any amounts remaining in any fund established to satisfy claims arising in respect of the Employment Litigation or Losses in respect thereof, and to the extent either of (i) or (ii) is in the possession or under the control of Buyer, Parent or any Company, such party shall promptly pay over to Seller Indemnitors, in equal amount, such funds.

(c) Seller Indemnitors may satisfy a portion of an indemnification claim by a Buyer Indemnified Party by transferring Stock Consideration to such Buyer Indemnified Party, provided, however that Seller Indemnitors may satisfy such claims by transferring Stock Consideration that is valued at no more than forty one percent (41%) of the dollar amount of any such indemnification claim, with the remaining portion due to be satisfied in cash. The Stock Consideration so transferred shall be valued for the purpose of satisfying such indemnification claim at the weighted average price per share of Parent’s common stock during the fifteen (15) days immediately preceding the day such transfer is made. Notwithstanding anything contained herein to the contrary, Losses relating to the Employment Litigation shall not be subject to this Section 8.05(c) and Seller Indemnitors shall pay for any Losses relating to the Employment Litigation pursuant to the terms of Section 8.02(b).

(d) No Losses may be claimed under Section 8.02 or Section 8.03 by Buyer Indemnified Party or Seller Indemnified Party, respectively, to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 2.03.

Section 8.06 Tax Treatment of Indemnification Payments. Except for the payment for any Losses relating to the Employment Litigation pursuant to the terms of Section 8.02, all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. Except as set forth in Section 6.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Agreement. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s intentionally fraudulent or criminal misconduct.

Article IX
General Provisions

Section 9.01 Amendment and Modification; Waiver of Compliance. Neither the Buyer, on the one hand, nor the Seller, on the other hand, will be deemed as a consequence of any delay, failure, omission, forbearance or other indulgence of such party: (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (ii) to have modified or amended any of the terms of this Agreement, unless such modification or amendment is set forth in writing and signed by the Buyer, Poppe and Camden. No single or partial exercise by the Buyer or the Seller of any right or remedy will preclude any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other party.

Section 9.02 Validity. If any provision of this Agreement or the application of any such provision to any party hereto or any circumstances relating hereto shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by Law.

Section 9.03 Parties in Interest. Except as provided in Section 8.03, this Agreement shall not confer upon any Person not a party hereto any rights or remedies of any nature whatsoever.

Section 9.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier to occur of delivery thereof if by hand or upon receipt or on the second business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by facsimile (in each case with receipt verified) as follows:

If to the Buyer or Parent:	With a copy to:

Chanticleer Holdings, Inc.	Ruskin Moscou Faltischek, P.C.
7621 Little Avenue, Suite 414	1425 RXR Plaza
Charlotte, North Carolina 28226	East Tower, 15th Floor
Attn: Michael D. Pruitt	Uniondale, NY 11556
Attn: Seth I. Rubin, Esq.

And if to any Person comprising Seller, at the address set forth on the signature page to this Agreement of such Seller, with a copy to Stoel Rives LLP, 900 SW Fifth Ave., Suite 2600, Portland, OR 97204, Attn: Steven Hull, Esq.

Section 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule.

Section 9.06 Entire Agreement. This Agreement, including the Disclosure Schedules and Transaction Documents, embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein and therein.

Section 9.07 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(i) by written consent of the Buyer, Poppe and Camden;

(ii) by the Buyer if any of the representations or warranties of the Seller contained herein are not in all material respects true, accurate and complete, subject to Section 6.15 herein, or if the Seller breaches any covenant or agreement contained herein in any material respect, and the same is not cured within 10 days after notice thereof;

(iii) by Poppe and Camden if any of the representations or warranties of the Buyer or Parent contained herein are not in all material respects true, accurate and complete, or if the Buyer or Parent breaches any covenant or agreement contained herein in any material respect; and the same is not cured within 10 days after notice thereof;

(iv) By Buyer if (A) the Closing has not occurred by September 30, 2015, and (B) such party has performed all of its obligations hereunder in all material respects and has satisfied all of the conditions to Closing to be satisfied for the other party to proceed; or

(v) By Poppe and Camden if (A) the Closing has not occurred by September 30, 2015, and (B) such parties have performed all of their obligations hereunder in all material respects and have satisfied all of the conditions to Closing to be satisfied for the other party to proceed.

Section 9.08 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this Article IX and Section 6.7 hereof; and (b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Section 9.09 Assignment. Seller may not assign any of its rights under this Agreement without the prior consent of the Buyer. Neither Buyer nor Parent may assign any of its rights or obligations under this Agreement without the prior consent of Poppe and Camden. Notwithstanding the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.

Section 9.10 Waiver of Conflicts; Non-Assertion of Attorney-Client Privilege.

(a) Buyer and Parent acknowledge and agree that, notwithstanding that Stoel Rives LLP will continue to represent the Companies with respect to the Employment Litigation after the Closing Date, Buyer and Parent, on behalf of themselves and their Affiliates, hereby consent to, waive, and will not assert any conflict of interest arising out of or relating to the representation after the Closing Date by Stoel Rives LLP of Poppe and Camden (each, a “Designated Person”) in any matter (including any litigation, arbitration, mediation or other proceeding) arising out of or in connection with this Agreement and the other agreements and transactions contemplated hereby (collectively, the “Transaction Representation”). Buyer and Parent acknowledge that they have consulted with independent counsel concerning the consent provided in this Section.

(b) Buyer and Parent, on behalf of themselves and their Affiliates, agree that, in connection with a dispute between any Designated Person, on the one hand, and any of Buyer, Parent or the Companies, or any of their respective Affiliates, on the other hand, they will not assert any attorney-client privilege with respect to any communication between Stoel Rives LLP, on the one hand, and any Designated Person, on the other hand, occurring during the Transaction Representation, it being the intention of the parties hereto that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person; provided, that the foregoing agreement of non-assertion shall not extend to any communication not involving the Transaction Representation, or to communications with any Person other than the Designated Person; provided, further, that nothing in this Section 9.10(b) shall be construed as a waiver of any attorney-client privilege.

Section 9.11 Enforceability. If any provision of this Agreement is found to be unenforceable, the balance of this Agreement shall be deemed enforceable without the provision in question.

Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 9.13 Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including, without limitations, all fees and expenses of agents, Representatives, counsel, and accountants.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

BUYER:

LBB Acquisition, LLC, a North Carolina limited liability company

By	/s/ Michael D. Pruitt
Name:	Michael D. Pruitt
Title:	Chief Executive Officer

PARENT:

Chanticleer Holdings, Inc., a Delaware corporation

By	/s/ Michael D. Pruitt
Name:	Michael D. Pruitt
Title:	Chief Executive Officer

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

SELLER:

By	/s/ Katherine J. Poppe
Name:	Katherine J. Poppe

Address:

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

SELLER:

By	/s/ Micah L. Camden
Name:	Micah L. Camden

Address:

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

SELLER:

By	/s/ Michael John Poppe
Name:	Michael John Poppe

Address:

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

SELLER:

By	/s/ Basil Bullard
Name:	Basil Bullard

Address:

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

SELLER:

By	/s/ Renee Donna Cote
Name:	Renee Donna Cote

Address:

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

SELLER:

By	/s/ Rob John Cote
Name:	Rob John Cote

Address:

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

SELLER:

By	/s/ Gary Byron Rothenberger
Name:	Gary Byron Rothenberger

Address:

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

COMPANIES:

Cuarto LLC, an Oregon limited liability company, Quinto LLC, an Oregon limited liability company, Noveno LLC, an Oregon limited liability company, Primero LLC, an Oregon limited liability company, Segundo LLC, an Oregon limited liability company, Sexto LLC, an Oregon limited liability company, Octavo LLC an Oregon limited liability company, and LBB LLC, an Oregon limited liability company

By	/s/ Katherine J. Poppe
Name:	Katherine J. Poppe
Title:	Member

By	/s/ Micah L. Camden
Name:	Micah L. Camden
Title:	Member

Septimo LLC, an Oregon limited liability company

By	/s/ Katherine J. Poppe
Name:	Katherine J. Poppe
Title:	Managing Member

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]